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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
TSX Corporation:

We consent to incorporation by reference in the registration statement on Form S-3 No. 333-58437 of ANTEC Corporation of our report dated May 30, 1997, relating to the consolidated balance sheet of TSX Corporation and subsidiary, as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the twelve-month periods ended the last Saturday of October 1996 and 1995, which report appears in the December 31, 1997 annual report on Form 10-K/A of ANTEC Corporation, and to the reference to our firm under the heading "Experts" in the registration statement.



                                                       /s/ KPMG Peat Marwick LLP

                                                           KPMG Peat Marwick LLP



El Paso, Texas
November 16, 1998